UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

(Rule 13d-101)

Under the Securities Exchange Act of 1934
(Amendment No. 1 )*

Kona Grill, Inc.
(Name of Issuer)
Common Stock, par value $0.01
(Title of Class of Securities)
50047H201
(CUSIP Number)
Berke Bakay
c/o BBS Capital Management, LP
4975 Preston Park Boulevard, Suite 775W
Plano, Texas 75093
Tel. No.: (972) 985-2190
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)
- with copies to -
Barry Y. Greenberg
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201-4618
(214) 969-2800
September 1, 2009
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	50047H201

1	NAMES OF REPORTING PERSONS BBS Capital Fund, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		1,000,000

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,000,000

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,000,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	10.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	50047H201

1	NAMES OF REPORTING PERSONS BBS Capital Management, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,000,000

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		1,000,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,000,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	10.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN, IA

CUSIP No.	50047H201

1	NAMES OF REPORTING PERSONS BBS Capital GP, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,000,000

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		1,000,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,000,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	10.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	50047H201

1	NAMES OF REPORTING PERSONS BBS Capital, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,000,000

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		1,000,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,000,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	10.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	50047H201

1	NAMES OF REPORTING PERSONS Berke Bakay

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,000,000

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		1,000,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,000,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	10.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

AMENDMENT NO. 1 TO SCHEDULE 13D
This Amendment No. 1 to Schedule 13D (this “Amendment”) is being filed on behalf of BBS Capital Fund, LP, BBS Capital Management, LP, BBS Capital GP, LP, BBS Capital, LLC and Berke Bakay (the “Reporting Persons”), relating to shares of common stock of Kona Grill, Inc. (the “Issuer”), par value $0.01 per share (the “Common Stock”). This Amendment modifies the original Schedule 13D filed on June 17, 2009 (the “Original 13D”).
Item 3. Source and Amount of Funds
Item 3 of the Original 13D is hereby amended and restated as below:
The Reporting Persons, in the aggregate, have invested $2,497,562.82 in the Issuer’s Common Stock. The above amount includes any commissions incurred in making the investments. The source of these funds was the working capital of the Fund. The Fund holds its shares of Common Stock through a margin account with Jefferies & Company, Inc.
Item 5. Interest in Securities of the Issuer
Item 5 of the Original 13D is hereby amended and restated as below:
(a) As of the close of business on September 3, 2009, the Fund is the beneficial owner of the 1,000,000 shares of Common Stock it beneficially holds, which represents 10.9% of the Issuer’s outstanding shares of Common Stock. BBS Management, BBS GP, BBS Capital and Berke Bakay are each the beneficial owners of the 1,000,000 shares of Common Stock of the Issuer held by the Fund, which represents 10.9% of the Issuer’s outstanding shares of Common Stock.
(b) The Fund has the sole power to vote and dispose of the 1,000,000 shares of Common Stock it holds as of the close of business on September 3, 2009. BBS Management, as the investment manager of the Fund, has the shared power to vote and dispose of the 1,000,000 shares of Common Stock held by the Fund. BBS GP, as the general partner of the Fund, has the shared power to vote and dispose of the 1,000,000 shares of Common Stock held by the Fund. BBS Capital, as the general partner of BBS Management and BBS GP, has the shared power to vote and dispose of the 1,000,000 shares of Common Stock held by the Fund; and Berke Bakay, as the manager of BBS Capital, has the shared power to vote and dispose of the 1,000,000 shares of Common Stock held by the Fund.
(c) The table attached hereto as Annex A lists all transactions in the Common Stock during the past sixty (60) days by the Fund, and, through the above relationships, the other Reporting Persons. All transactions were executed in the open market, and the listed prices exclude commission. Annex A is hereby incorporated by reference.
(d) Not Applicable.
(e) Not Applicable.

Signature
After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.
Date: September 4, 2009

BBS Capital Fund, LP By: BBS Capital GP, LP, its general partner By: BBS Capital, LLC, its general partner
By:	/s/ Berke Bakay
	Name:	Berke Bakay
	Title:	Manager

BBS Capital Management, LP By: BBS Capital, LLC, its general partner
By:	/s/ Berke Bakay
	Name:	Berke Bakay
	Title:	Manager

BBS Capital GP, LP By: BBS Capital, LLC, its general partner
By:	/s/ Berke Bakay
	Name:	Berke Bakay
	Title:	Manager

BBS Capital, LLC
By:	/s/ Berke Bakay
	Name:	Berke Bakay
	Title:	Manager

/s/ Berke Bakay
Berke Bakay

Annex A

	Shares
Date	Purchased / (Sold)	Price Per Share
7/1/2009	100	$3.20
7/1/2009	399	$3.20
7/1/2009	100	$3.30
7/1/2009	200	$3.29
7/1/2009	275	$3.29
7/1/2009	100	$3.35
7/1/2009	25	$3.35
7/1/2009	75	$3.35
7/1/2009	75	$3.33
7/1/2009	100	$3.35
7/1/2009	100	$3.37
7/1/2009	100	$3.40
7/1/2009	100	$3.40
7/1/2009	100	$3.40
7/1/2009	100	$3.40
7/1/2009	100	$3.40
7/1/2009	100	$3.40
7/1/2009	90	$3.39
7/1/2009	10	$3.40
7/1/2009	90	$3.40
7/1/2009	900	$3.50
7/1/2009	100	$3.50
7/1/2009	600	$3.48
7/1/2009	300	$3.50
7/1/2009	100	$3.50
7/1/2009	500	$3.50
7/1/2009	500	$3.50
7/1/2009	600	$3.50
7/1/2009	35	$3.50
7/1/2009	700	$3.50
7/1/2009	865	$3.50
7/1/2009	100	$3.50
7/1/2009	1000	$3.50
7/1/2009	(39)	$3.65
7/2/2009	500	$3.55
7/2/2009	2977	$3.55
7/2/2009	400	$3.55
7/2/2009	1500	$3.55
7/2/2009	400	$3.55
7/2/2009	1000	$3.55
7/2/2009	1100	$3.55

	Shares
Date	Purchased / (Sold)	Price Per Share
7/2/2009	100	$3.55
7/2/2009	100	$3.55
7/2/2009	100	$3.55
7/2/2009	300	$3.55
7/2/2009	100	$3.55
7/2/2009	100	$3.55
7/2/2009	100	$3.55
7/2/2009	100	$3.55
7/2/2009	100	$3.55
7/2/2009	100	$3.55
7/2/2009	100	$3.59
7/2/2009	100	$3.59
7/2/2009	100	$3.59
7/2/2009	500	$3.60
7/2/2009	209	$3.60
7/2/2009	26	$3.60
7/2/2009	(77)	$3.59
7/2/2009	(35)	$3.58
7/6/2009	200	$3.51
7/6/2009	100	$3.57
7/6/2009	200	$3.60
7/6/2009	100	$3.60
7/6/2009	100	$3.60
7/6/2009	100	$3.62
7/6/2009	100	$3.62
7/6/2009	100	$3.62
7/6/2009	100	$3.62
7/6/2009	100	$3.65
7/6/2009	100	$3.65
7/6/2009	200	$3.65
7/6/2009	100	$3.65
7/6/2009	100	$3.65
7/6/2009	100	$3.65
7/6/2009	100	$3.65
7/6/2009	100	$3.65
7/6/2009	1900	$3.65
7/6/2009	10000	$3.66
7/6/2009	100	$3.66
7/6/2009	200	$3.65
7/6/2009	900	$3.64
7/6/2009	1100	$3.64
7/6/2009	200	$3.65
7/6/2009	200	$3.64

	Shares
Date	Purchased / (Sold)	Price Per Share
7/6/2009	200	$3.64
7/6/2009	100	$3.64
7/6/2009	100	$3.65
7/6/2009	100	$3.65
7/6/2009	100	$3.65
7/6/2009	100	$3.65
7/6/2009	100	$3.65
7/6/2009	100	$3.65
7/6/2009	100	$3.65
7/6/2009	100	$3.65
7/6/2009	100	$3.65
7/6/2009	100	$3.65
7/6/2009	100	$3.66
7/6/2009	100	$3.66
7/6/2009	100	$3.70
7/6/2009	100	$3.72
7/6/2009	100	$3.75
7/6/2009	100	$3.72
7/6/2009	200	$3.75
7/6/2009	100	$3.75
7/6/2009	200	$3.75
7/6/2009	100	$3.75
7/6/2009	400	$3.75
7/6/2009	700	$3.75
7/6/2009	100	$3.75
7/6/2009	100	$3.75
7/6/2009	100	$3.75
7/6/2009	100	$3.75
7/6/2009	100	$3.75
7/7/2009	1000	$3.77
7/7/2009	100	$3.85
7/7/2009	100	$3.84
7/7/2009	100	$3.89
7/7/2009	100	$3.90
7/7/2009	600	$3.94
7/7/2009	100	$3.94
7/7/2009	200	$3.94
7/7/2009	100	$3.94
7/7/2009	100	$3.94
7/7/2009	100	$3.99
7/7/2009	200	$3.98
7/7/2009	100	$3.99
7/7/2009	100	$3.99

	Shares
Date	Purchased / (Sold)	Price Per Share
7/7/2009	300	$3.99
7/7/2009	100	$3.98
7/7/2009	600	$3.98
7/7/2009	100	$3.99
7/7/2009	100	$3.98
7/7/2009	100	$3.99
7/7/2009	5000	$4.00
7/7/2009	105	$4.00
7/7/2009	100	$4.00
7/7/2009	600	$4.00
7/7/2009	100	$4.00
7/7/2009	1000	$4.00
7/7/2009	100	$4.04
7/7/2009	5000	$4.05
7/7/2009	100	$4.10
7/7/2009	200	$4.10
7/7/2009	200	$4.10
7/7/2009	100	$4.10
7/7/2009	200	$4.07
7/7/2009	4500	$4.10
7/7/2009	300	$4.10
7/7/2009	100	$4.10
7/7/2009	100	$4.10
7/7/2009	200	$4.10
7/7/2009	200	$4.10
7/7/2009	200	$4.10
7/7/2009	100	$4.10
7/7/2009	200	$4.09
7/7/2009	100	$4.07
7/7/2009	100	$4.10
7/7/2009	100	$4.10
7/7/2009	100	$4.08
7/7/2009	100	$4.08
7/7/2009	100	$4.09
7/7/2009	100	$4.10
7/7/2009	100	$4.09
7/7/2009	500	$4.09
7/7/2009	300	$4.09
7/7/2009	100	$4.09
7/7/2009	100	$4.09
7/7/2009	100	$4.07
7/7/2009	100	$4.10
7/7/2009	100	$4.10

	Shares
Date	Purchased / (Sold)	Price Per Share
7/7/2009	100	$4.10
7/7/2009	100	$4.10
7/7/2009	500	$4.10
7/7/2009	100	$4.10
7/7/2009	2800	$4.10
7/7/2009	100	$4.10
7/7/2009	400	$4.10
7/7/2009	100	$4.09
7/7/2009	100	$4.10
7/7/2009	100	$4.10
7/7/2009	400	$4.10
7/7/2009	3200	$4.10
7/7/2009	700	$4.10
7/7/2009	1100	$4.10
7/7/2009	100	$4.10
7/7/2009	100	$4.10
7/7/2009	1	$4.10
7/7/2009	1	$4.10
7/7/2009	3	$4.10
7/7/2009	100	$4.10
7/7/2009	100	$4.10
7/7/2009	100	$4.08
7/7/2009	100	$4.10
7/7/2009	100	$4.10
7/7/2009	100	$4.10
7/7/2009	97	$4.10
7/7/2009	3	$4.10
7/7/2009	2	$4.10
7/7/2009	1	$4.10
7/7/2009	92	$4.08
7/7/2009	100	$4.08
7/7/2009	1	$4.09
7/7/2009	1	$4.09
7/7/2009	1	$4.09
7/7/2009	700	$4.10
7/7/2009	1	$4.10
7/7/2009	1	$4.10
7/7/2009	1	$4.10
7/7/2009	100	$4.10
7/7/2009	100	$4.10
7/7/2009	303	$4.08
7/7/2009	100	$4.08
7/7/2009	100	$4.10

	Shares
Date	Purchased / (Sold)	Price Per Share
7/7/2009	400	$4.10
7/7/2009	400	$4.09
7/7/2009	200	$4.09
7/7/2009	600	$4.09
7/7/2009	300	$4.09
7/7/2009	100	$4.09
7/7/2009	100	$4.09
7/7/2009	100	$4.10
7/7/2009	100	$4.10
7/7/2009	1	$4.10
7/7/2009	100	$4.13
7/7/2009	300	$4.13
7/7/2009	23	$4.13
7/7/2009	100	$4.13
7/8/2009	200	$3.87
7/8/2009	100	$3.91
7/8/2009	200	$3.93
7/8/2009	100	$4.00
7/8/2009	400	$4.00
9/1/2009	400	$3.37
9/1/2009	600	$3.48
9/1/2009	300	$3.49
9/1/2009	100	$3.49
9/1/2009	50	$3.49
9/1/2009	150	$3.49
9/1/2009	500	$3.49
9/1/2009	300	$3.49
9/1/2009	100	$3.49
9/1/2009	17708	$3.50
9/1/2009	4792	$3.50
9/1/2009	300	$3.49
9/1/2009	7768	$3.50
9/1/2009	100	$3.50
9/1/2009	900	$3.50
9/1/2009	500	$3.50
9/1/2009	500	$3.50
9/1/2009	100	$3.59
9/1/2009	400	$3.59
9/1/2009	600	$3.59
9/1/2009	100	$3.59
9/1/2009	500	$3.59
9/1/2009	400	$3.59
9/1/2009	400	$3.59

	Shares
Date	Purchased / (Sold)	Price Per Share
9/1/2009	9700	$3.60
9/1/2009	2732	$3.60
9/1/2009	4626	$3.61
9/2/2009	100	$3.53
9/2/2009	68	$3.53
9/2/2009	100	$3.52
9/2/2009	100	$3.53
9/2/2009	100	$3.55
9/2/2009	100	$3.55
9/2/2009	100	$3.55
9/2/2009	100	$3.55
9/2/2009	100	$3.55
9/2/2009	100	$3.55
9/2/2009	300	$3.55
9/2/2009	100	$3.55
9/2/2009	1100	$3.55
9/2/2009	1300	$3.55
9/2/2009	1600	$3.55
9/2/2009	900	$3.55
9/2/2009	500	$3.55
9/2/2009	1	$3.37
9/2/2009	600	$3.55
9/2/2009	500	$3.55
9/2/2009	500	$3.55
9/2/2009	400	$3.55
9/2/2009	800	$3.55
9/2/2009	300	$3.55
9/2/2009	500	$3.55
9/2/2009	2200	$3.55
9/2/2009	100	$3.55
9/2/2009	100	$3.41
9/2/2009	100	$3.53
9/2/2009	100	$3.53
9/2/2009	100	$3.53
9/2/2009	100	$3.53
9/2/2009	100	$3.62
9/2/2009	100	$3.62
9/2/2009	400	$3.65
9/2/2009	400	$3.62
9/2/2009	400	$3.64
9/2/2009	200	$3.65
9/2/2009	100	$3.64
9/2/2009	97	$3.64

	Shares
Date	Purchased / (Sold)	Price Per Share
9/2/2009	303	$3.64
9/2/2009	300	$3.65
9/2/2009	400	$3.65
9/2/2009	31	$3.67
9/3/2009	200	$3.60
9/3/2009	100	$3.60
9/3/2009	100	$3.60
9/3/2009	100	$3.60
9/3/2009	100	$3.60
9/3/2009	200	$3.65
9/3/2009	500	$3.65
9/3/2009	100	$3.65
9/3/2009	100	$3.65
9/3/2009	100	$3.65
9/3/2009	1000	$3.65
9/3/2009	1600	$3.65
9/3/2009	100	$3.65
9/3/2009	100	$3.65
9/3/2009	300	$3.65
9/3/2009	100	$3.65
9/3/2009	1400	$3.65
9/3/2009	100	$3.65
9/3/2009	100	$3.65
9/3/2009	100	$3.65
9/3/2009	100	$3.65
9/3/2009	100	$3.65
9/3/2009	700	$3.65
9/3/2009	100	$3.65
9/3/2009	100	$3.65
9/3/2009	100	$3.65
9/3/2009	100	$3.65
9/3/2009	100	$3.65
9/3/2009	100	$3.65
9/3/2009	300	$3.65
9/3/2009	100	$3.65
9/3/2009	300	$3.65
9/3/2009	100	$3.65
9/3/2009	900	$3.65
9/3/2009	100	$3.65
9/3/2009	900	$3.65
9/3/2009	100	$3.65
9/3/2009	100	$3.75
9/3/2009	14900	$3.75

	Shares
Date	Purchased / (Sold)	Price Per Share
9/3/2009	100	$3.75
9/3/2009	1900	$3.75
9/3/2009	100	$3.75
9/3/2009	474	$3.75